Exhibit 10.27

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on June 13, 2007 (the “Effective Date”) by and between Gina Goldberg, an individual (“Employee”), and MxEnergy Inc., a Delaware corporation (the “Company”).  Terms within this Agreement that begin with initial capital letters shall have the meaning specially set forth herein, unless the context clearly demonstrates a different meaning.  Employment.  Employee shall serve as Vice President, Sales and Marketing, will report to the Chief Operating Officer (“COO”) and/or the Chief Executive Officer (“CEO”) and will render such services consistent with the foregoing role.  Employee’s office shall be located at the Employee offices of the Company in Stamford, Connecticut.

1.             Term.  Company’s employment of Employee pursuant to this Agreement shall commence on the Effective Date and end on the Termination Date (as defined below).  The Employee’s employment shall be “at will” and either the Company or Employee may terminate this agreement and Employee’s employment at any time, for any reason or no reason, in its or her sole discretion, upon sixty (60) days’ prior written notice of termination.  “Termination Date” shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated by the Company, the date on which such termination occurs as set forth in a notice of termination given to Employee by the Company in accordance with Section 10(b); or (iii) if the Agreement is terminated by Employee, the date indicated in a notice of termination given to the Company by Employee in accordance with Section 10(b).  The period between the Effective Date and the Termination Date is the “Employment Term”; subject, however, to the provisions of Section 6(b) below.

2.             Salary.  The Company shall pay Employee base salary (“Base Salary”) at an annual rate of $238,000.  Employee’s Base Salary shall be paid in conformity with the Company’s salary payment practices generally applicable to similarly situated Company Employees.

3.             Bonus.  The Company shall pay Employee a bonus based on Employee’s and the Company’s performance, such bonus to be determined and paid annually in a manner consistent with the determination and payment of bonuses paid to other executives of the Company.  Subject to the Company’s discretion, such bonus is expected to range between 50 and 100% of Employee’s Base Salary for satisfactory and outstanding performance, respectively.

4.             Employee Benefits.

(a)           Equity Compensation.  Company has granted Employee warrants and options to acquire its common stock.  The terms of such warrants, options and the relevant option plans shall not be impacted by this Agreement.  Employee shall be entitled to participate in any future stock option plans and any other equity based incentive plans as may be approved by the compensation committee of the Board of Directors from time to time on the same basis as other similarly situated employees of the Company.

(b)           Business Reasons.  The term “Business Reasons” means (i) gross negligence, willful misconduct or other willful malfeasance by Employee in the performance of her duties provided that, the Board provides written notice of such conduct to the Employee and such conduct continues for five (5) days after the Employee's receipt of such notice, (ii) Employee's conviction of, plea of novo contendere to, or written admission of the commission of, a felony, or an other criminal offense involving moral turpitude, (iii) any act by the Employee involving moral turpitude, fraud or material misrepresentation with respect to her duties for the Company or its affiliates, (iv) any act by the Employee constituting a failure to follow the lawful directions of the either the CEO, the COO, or the Board (or anyone else whom any of them may appoint to supervise the Employee), provided that, the Board provides written notice of such failure to the Employee and the failure continues for five (5) days after the Employee's receipt of such notice, or (v) Employee's material breach of this Agreement, including without limitation any breach of Sections 7 through 10 hereof, provided that, in the case of any such breach, the Board provides written notice of breach to the Employee, specifically identifying the manner in which the Board believes that Employee has breached this Agreement, and Employee shall have the opportunity to cure such breach (but only if it is reasonably capable of being cured) to the reasonable satisfaction of the Board within thirty (30) days following the delivery of such notice, unless such breach is incapable of cure.  For purpose of this paragraph, no act or failure to act by Employee shall be considered "willful" if such act or failure to act occurred at the direction of the Board.

(c)           Repurchase of Common Stock.  In the event that the Employee’s employment terminates for any reason, the Company shall have the right (but not the obligation) to purchase all of the shares of Common Stock that the Employee owns, whether such shares were acquired before or after the Effective Date of this Agreement,  for their then fair market value as determined by the Company in its sole and reasonable discretion; provided that (i) if the total amount payable to the Employee for such shares exceeds $200,000, the Company may pay the excess to the Employee in quarterly installment payments, plus interest at the prime rate announced by Citibank NA, from time to time, on unpaid balances, over a period of three years; and (ii) the Company’s obligation to make any payment shall be suspended during any period for which payment would cause the Company to violate a loan or similar financial covenant (with such suspension only applying to the portion of the payment that would cause violation of the loan or similar financial covenant).  The Company shall have the opportunity to exercise this repurchase right only within the ninety (90) day period following the Employee’s termination of employment and the repurchase right shall expire immediately upon an initial public offering of the Company’s stock.  The repurchase price of the shares being repurchased shall equal the fair market value as established through an independent valuation, by a valuation firm selected by the Board.

(d)           Other Employee Benefits.  During the Employment Term, the Employee shall be entitled to receive all benefits provided to employees of the Company generally from time to time, including health, life insurance and disability, and all other benefits provided to the Company’s employees generally, in each case so long as and to the extent the same exist; provided, that in respect to each such plan Employee is otherwise eligible and insurable in accordance with the terms of such plans.

(e)           Vacation, Sick Leave, Holidays and Sabbatical.  Employee shall be entitled to paid time off (“PTO”), sick leave, and holidays in accordance with the policies of the Company, as they exist from time to time for senior executives.  PTO not used during any calendar year will not roll over to the following year.

                (f)            Expense Reimbursement.  Employee shall be reimbursed for all items of travel, entertainment and miscellaneous expenses, including high speed home Internet access which the Employee reasonably incurs in connection with the performance of her duties hereunder, provided that (i) the Employee submits to the Company on proper forms provided by the Company, such statements and other evidence supporting such expenses as the Company may require and provided such expenses meet the Company's policy concerning such matters, and (ii) Employee’s request for reimbursement and the Company’s payment both occur not later than the last day of Employee’s taxable year ending after the taxable year in which the expense is incurred.

5.             Termination Pay.

(a)           Resignation or Termination for Business Reasons.  If (i) Employee voluntarily terminates her employment, other than as a result of a Constructive Termination (as defined below), or (ii) the Company terminates Employee’s employment for Business Reasons, then in any such event (A) all further vesting of Employee’s stock options and other equity arrangements, if any, whether such stock options or other equity arrangements were acquired before or after the Effective Date of this Agreement, will cease immediately and such awards will expire in accordance with the terms of this Agreement and the applicable award agreement(s) to the extent they are not inconsistent with this Agreement, (B) all payments of compensation by the Company to Employee hereunder will terminate immediately, (C) Employee will be paid all accrued but unpaid PTO, expense reimbursements and other benefits due to Employee through her termination date under any Company-provided or paid plans, policies, and arrangements, and (D) Employee will be paid all accrued and unpaid salary.

(b)           Constructive Termination or Termination without Business Reasons.  If at any time during the Employment Term (i) Employee terminates her employment as a result of a Constructive Termination, or (ii) the Company terminates Employee’s employment without Business Reasons, then subject to Employee signing and not revoking a general release of claims against the Company and its successors in a form reasonably acceptable to Employee and the Company, Employee shall be entitled to receive (A) a lump sum payment equal to the greater of (i) her Base Salary for the remainder of the Employment Term or (ii) her Base Salary for a 12 month period, and (B) all other benefits under Sections 6(a)(C) and 6(a)(D) above.  For purposes of determining severance for the remainder of the Employment Term under this Section 6(b), the parties agree that the Employment Term shall be deemed to be two (2) years from the date of this Agreement.  The Employment Term shall be extended for additional one year periods unless Company provides Executive with at least 90 days prior written notice of nonextension before the end of the then current Employment Term.  In that event, Employee shall be entitled to a lump sum payment equal to 12 months of her Base Salary at the end of the then current Employment Term.

(c)           Constructive Termination.  For purposes of this Agreement, a “Constructive Termination” shall be deemed to occur if the Employee elects to voluntarily terminate employment within the ninety (90) day period immediately following any of the following events: (i) Employee is required to relocate her place of employment, other than a relocation within thirty (30) miles of the

Company’s Stamford offices, (ii) there is an intentional and material reduction in  Employee’s Base Salary other than any such reduction consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company,  (iii) there occurs any other material breach of this Agreement by the Company, (iv) Employee’s duties and/or  responsibilities are materially diminished,  or (v) Employee no longer reports directly to the Company’s COO and/or the CEO. Notwithstanding the foregoing, an event shall not constitute a “Constructive Termination” unless Employee’s resignation occurs after a written demand for substantial performance is delivered to the Company by Employee which specifically identifies the condition which Employee believes constitutes grounds for “Constructive Termination,” and the Company has failed to cure such condition to the reasonable satisfaction of Employee within thirty-one (31) days following the delivery of such notice.

(d)           Delayed Payment for Section 409A Compliance.  Notwithstanding anything in Section 5 to the contrary, if and to the extent that (i) any payments or benefits otherwise payable to Employee under this Section involves a "deferral of compensation" under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") (as determined both after consideration of any reasonably applicable exemptions and as set forth in applicable treasury regulations or binding administrative notices or rulings issued by the Internal Revenue Service), and (ii) Employee is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i), then the Company shall suspend such payments or benefits until the end of the six-month period following termination of Employee’s employment (the "409A Suspension Period"). As soon as reasonably practical after the end of the 409A Suspension Period, the Company will make a lump sum payment to Employee, in cash, in an amount equal to any payments and benefits that the Company does not make during the 409A Suspension Period. Thereafter, Employee will receive any remaining payments and benefits due pursuant to this Agreement in accordance with its terms (as if there had not been any suspension beforehand).  Employee shall be solely responsible for all taxes arising from payments and benefits provided under this Agreement.

6.             Confidential Information.

(a)           Employee acknowledges that the Confidential Information relating to the business of the Company and its subsidiaries which Employee has obtained or will obtain during the course of her association with the Company and subsidiaries and her performance under this Agreement are the property of the Company and its subsidiaries.  Employee agrees that Employee will not disclose or use at any time, either during or after the Employment period, any Confidential Information without the written consent of the Board of Directors of the Company, other than proper disclosure or use in the performance of her duties hereunder.  Employee agrees to deliver to the Company at the end of the Employment Term, or at any other time that the Company may request, all memoranda, notes, plans, records, documentation and other materials (and copies thereof) containing Confidential Information relating to the business of the Company and its subsidiaries, no matter where such material is located and no matter what form the material may be in, which Employee may then possess or have under her control.  If requested by the Company, Employee shall provide to the Company written confirmation that all such materials have been delivered to the Company or have been destroyed.  Employee shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)           “Confidential Information” shall mean information which is not generally known to the public and which is used, developed, or obtained by the Company or its subsidiaries relating to the businesses of any of the Company and its subsidiaries or the business of any customer thereof including, but not limited to:  pricing models; products or services; fees, costs and pricing structure; designs; analyses; formulae; drawings; photographs; reports; computer software, including operating systems, applications, program listings, flow charts, manuals and documentation; databases; accounting and business methods; inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; the customers of any of the Company and its subsidiaries and the Confidential Information of any customer thereof; and all similar and related information in whatever form.  Confidential Information shall not include any information which (i) was rightfully known by Employee prior to the Employment Term; (ii) is publicly disclosed by law or in response to an order of a court or governmental agency; (iii) becomes publicly available through no fault of Employee or (iv) has been published in a form generally available to the public prior to the date upon which Employee proposes to disclose such information.  Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all the material features comprising such information have been published in combination.

7.             Intellectual Property.  In the event that Employee, as a part of Employee’s activities on behalf of the Company, generates, authors or contributes to any invention, new development or method, whether or not patentable and whether or not reduced to practice, any copyrightable work, any trade secret, any other Confidential Information, or any information that gives any of the Company and its subsidiaries an advantage over any competitor, or similar or related developments or information related to the present or future business of any of the Company and its subsidiaries (collectively “Developments and Information”), Employee acknowledges that all Developments and Information are "work for hire" and the exclusive property of the Company.  Employee hereby assigns to the Company, its nominees, successors or assigns, all rights, title and interest to Developments and Information.  Employee shall cooperate with the Company’s Board of Directors to protect the interests of the Company and its subsidiaries in Developments and Information.  Employee shall execute and file any document related to any Developments and Information requested by the Company’s Board of Directors including applications, powers of attorney, assignments or other instruments which the Company’s Board of Directors deems necessary to apply for any patent, copyright or other proprietary right in any and all countries or to convey any right, title or interest therein to any of the Company’s nominees, successors or assigns.

8.             No Conflicts.

(a)           Employee agrees that in her individual capacity she will not enter into any agreement, arrangement or understanding, whether written or oral, with any supplier, contractor, distributor, wholesaler, sales representative, representative group or customer, relating to the business of the Company or any of its subsidiaries, without the express written consent of the Board.

(b)           As long as Employee is employed by the Company or any of its subsidiaries, Employee agrees that Employee will not, except with the express written consent of the Board, become engaged in, render services for, or permit her name to be used in connection with, any for-

profit business other than the business of the Company, any of its subsidiaries or any corporation or partnership in which the Company or any of its subsidiaries have an equity interest.

9.             Non-Competition Agreement.

(a)           Employee acknowledges that Employee’s services are of a special, unique and extraordinary value to the Company and that Employee has access to the Company’s trade secrets, Confidential Information and strategic plans of the most valuable nature and develops goodwill on behalf of the Company.  Accordingly, Employee agrees that during the Restricted Term (as defined below), Employee shall not directly or indirectly own, manage, control, participate in, consult with, render strategic, managerial sales, marketing, investment, financial, or other non-administrative services for, or in any manner engage in any business Competing (as defined below) with the businesses of the Company or any of its subsidiaries as such businesses exist or are in process of development on the Termination Date (as evidenced by written proposals, market research or similar materials).  A business is a Competing business if it engages in the deregulated retail marketing of natural gas or electricity in markets in which the Company has operated at any time during the two-year period ending on the Termination Date.  Nothing herein shall prohibit Employee from being a passive owner of not more than 3% of the outstanding stock of any class of a corporation that is publicly traded, so long as Employee has no active participation in the business of such corporation.  For purposes of this Agreement, the “Restricted Term” shall be the period during which Employee is employed by the Company and if Employee has received a severance payment under Section 5(b), one year thereafter.

(b)           In addition, during the Restricted Term, Employee shall not (i) directly or indirectly induce or attempt to induce any employee of the Company or any subsidiary (other than her own assistant) to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire directly or through another entity any person who was an employee of the Company or any subsidiary at any time during the then preceding 12 months (unless such employee contacts the Employee on an unsolicited bases), (iii) directly or indirectly induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary, or (iv) disparage the Company, its executive officers, or its directors.

(c)           If any court or tribunal of competent jurisdiction shall determine any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, such remaining covenants shall nonetheless be enforceable by such court or tribunal against such other party or parties or upon such shorter term or within such lesser scope as may be determined by the court or tribunal to be enforceable.

(d)           Because Employee’s services are unique and because Employee has access to Confidential Information and strategic plans of the Company of the most valuable nature and will help the Company develop goodwill, the parties agree that the covenants contained in this Section 10 are necessary to protect the value of the business of the Company and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at law.  The parties agree therefore that in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.  The parties further agree that in the event the Company is granted any such injunctive or other relief, the Company shall not be required to post any bond or security that may otherwise normally be associated with such relief.

10.           Miscellaneous Provisions.

(a)           Notice.  Notices and all other communications contemplated by this Agreement shall be in writing, shall be effective when given, and in any event shall be deemed to have been duly given (i) when delivered, if personally delivered, (ii) three (3) business days after deposit in the U.S. mail, if mailed by U.S. registered or certified mail, return receipt requested, or (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, if so delivered, freight prepaid.  In the case of Employee, notices shall be addressed to her at the home address which she most recently communicated to the Company in writing.  In the case of the Company, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Corporate Secretary.

(b)           Notice of Termination.  Any termination by the Company or Employee shall be communicated by a notice of termination to the other party hereto given in accordance with paragraph (a) hereof.  Such notice shall indicate the specific termination provision in this Agreement relied upon.

(c)           Successors.

(i)            Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall be entitled to assume the rights and shall be obligated to assume the obligations of the Company under this Agreement and shall agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (i) or which becomes bound by the terms of this Agreement by operation of law.

(ii)           Employee’s Successors.  The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(iii)          No Other Assignment of Benefits.  Except as provided in this Section 11(c), the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (iii) shall be void.

(d)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)           Entire Agreement.  This Agreement shall supersede any and all prior agreements, representations or understandings (whether oral or written and whether express or implied) between the parties with respect to the subject matter hereof.

(f)            Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)           Arbitration.  Except for injunctive or other equitable relief in aid of arbitration, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Stamford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  No party shall be entitled to seek or be awarded punitive damages. All attorneys’ fees and costs shall be allocated or apportioned as agreed by the parties or, in the absence of an agreement, in such manner as the arbitrator or court shall determine to be appropriate to reflect the final decision of the deciding body as compared to the initial positions in arbitration of each party.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AS THEY APPLY TO CONTRACTS ENTERED INTO AND WHOLLY TO BE PERFORMED WITHIN SUCH STATE BY RESIDENTS THEREOF.

(h)           Withholding of  Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(i)            Indemnification.  Employee will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for employees in similar positions.  Indemnification shall not be awarded for any conduct that is found to be breach by a Court or tribunal of competent jurisdiction to violate this agreement.

(j)            Compliance with Company Policies.  During the Employment Term, Employee will comply with all Company policies generally applicable to the Company’s employees.

(k)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(l)            Non-Disclosure.  Unless required by law or to enforce this Agreement, the parties hereto shall not disclose the existence of this Agreement or the underlying terms to any third party, other than their representatives who have a need to know such matters.

(m)          Legal Fees.  The Company shall promptly pay the reasonable legal fees incurred in 2007 by the Employee in connection with the negotiation of this Agreement in an amount not to exceed $2,500; provided that Employee’s request for reimbursement and the Company’s payment must both occur not later than the last day of 2008.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

MxENERGY INC.

By:	/s/ Jeffrey Mayer
Name:	Jeffrey Mayer
Title:	President/CEO

EMPLOYEE

By:	/s/ Gina Goldberg
Gina Goldberg